News Release
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FOR IMMEDIATE RELEASE:
Contact: John Asher
Vice President, Racing Communications
Churchill Downs Racetrack
John.Asher@KyDerby.com
(502) 636-4586 (office)
(502) 494-3626 (mobile)

WOODFORD RESERVE PARTNERS WITH CHURCHILL DOWNS TO BECOME NEW
PRESENTING SPONSOR OF THE KENTUCKY DERBY

LOUISVILLE, Ky. (Wednesday, Oct. 25, 2017) - Churchill Downs Incorporated (“CDI”, NASDAQ: CHDN) and Brown-Forman Corporation (“Brown-Forman”, NYSE:BFA,BFB) today announced a five-year agreement through which Brown-Forman’s Woodford Reserve bourbon will be the presenting sponsor of the Kentucky Derby.

Beginning with its 144th running on Saturday, May 5, 2018 at Churchill Downs Racetrack (“Churchill Downs”) in Louisville, Ky., the $2 million classic race for 3-year-old Thoroughbreds and one of America’s premier sports and entertainment events will be known as the Kentucky Derby Presented by Woodford Reserve. America’s oldest continuously-held sports event with a history that dates to 1875, the Kentucky Derby will be nationally televised by NBC Sports.

Terms of the presenting sponsor agreement between Churchill Downs and Brown-Forman were not released.

The Kentucky Derby presenting partnership strengthens long-standing ties between a pair of institutions with strong international brands and deep roots in their home city. The corporate headquarters of both CDI and Brown-Forman are located in Louisville and their respective histories share similar historic timelines as each was founded in Louisville only a few years apart. Brown-Forman traces its history in the city to its founding in 1870, while the first Kentucky Derby was the highlight of the inaugural racing meet in 1875 at the Louisville Jockey Club, the racetrack that later became known as Churchill Downs.

Brown-Forman grew and expanded from its Kentucky roots to rank as one of the largest American-owned spirits and wine companies. A top 10 global spirits company, Brown-Forman sells its brands in more than 165 countries and is the global leader in American whiskey. Woodford Reserve’s home is in the heart of Thoroughbred country at the historic Woodford Reserve Distillery in Versailles, Ky.

“Brown-Forman has been an incredible partner of our company for more than 30 years and it is extremely gratifying to expand our relationship with this agreement to establish its Woodford Reserve bourbon as the presenting sponsor of the Kentucky Derby,” said Bill Carstanjen, Chief Executive Officer of CDI. “Our companies share Kentucky as their birthplace and each has developed brands that have achieved international success and earned reputations for excellence. The Kentucky Derby and Churchill Downs have recorded significant growth in recent years and we’re confident that the expansion of our ongoing partnership with Brown-Forman is an important step in the continued growth of the Kentucky Derby as a premier international entertainment event.”

“We are thrilled to be making this announcement and look forward to furthering our relationship with the Kentucky Derby and Churchill Downs,” said Paul Varga, Brown-Forman, Chief Executive Officer. “The Kentucky Derby is a legendary horse race with a premier sports experience and we believe putting together two of Kentucky’s finest - Woodford Reserve and the Kentucky Derby - is a natural fit. We couldn’t be more excited to be an integral part of the celebration that is the Kentucky Derby.”

The business relationship between Brown-Forman and Churchill Downs has a history of more than three decades and has included several partnerships. Woodford Reserve has been the “Official Bourbon of the Kentucky Derby” since 1999 and also becomes the presenting sponsor of the Road to the Kentucky Derby, the points series of 37 designated prep races that determines the participants in the maximum field of 20 horses that will compete in each year’s race.

In announcing Brown-Forman’s new role as the presenting sponsor of the Kentucky Derby, Carstanjen thanked CDI’s outgoing Kentucky Derby presenting sponsor for its partnership efforts.

“The creation of a presenting sponsor was an important step in the ongoing growth of the Kentucky Derby, and we deeply appreciate the support of Yum! Brands for more than a decade in that groundbreaking role,” Carstanjen said.

“We’re proud to have been the first-ever presenting sponsor of the ‘greatest two minutes in sports’ for more than a decade and have the greatest respect for Churchill Downs,” said Greg Creed, Chief Executive Officer of Yum! Brands. “The initial focus of our sponsorship in 2006 was to leverage the Kentucky Derby’s global TV audience to build awareness with individual investors who knew our well-known restaurant brands but not Yum!. Since then, Yum!’s visibility has grown significantly and we’ve shifted our marketing focus to our brands. We’re pleased to pass the torch to Brown-Forman, another Louisville original.”

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-Forman’s brands are supported by over 4,700 employees and sold in more than 165 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Churchill Downs, the world’s most legendary racetrack, has conducted Thoroughbred racing and presented America’s greatest race, the Kentucky Derby, continuously since 1875. Located in Louisville, the flagship racetrack of Churchill Downs Incorporated (NASDAQ: CHDN) offers year-round simulcast wagering at the historic track. Churchill Downs will conduct the 144th running of the Kentucky Derby Presented by Woodford Reserve on May 5, 2018. The track’s 2017 Fall Meet is scheduled for Oct. 29-Nov. 26. An eight-time host to the Breeders’ Cup World Championships, Churchill Downs will again be the site of that event on Nov. 2-3, 2018. Information is available at www.ChurchillDowns.com.

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